Exhibit 24.1
POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints S. Ross Mansbach, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 relating to the Avanos Medical, Inc. Long Term Incentive Plan (the "Registration Statement"), and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or his substitute may lawfully do or cause to be done by virtue hereof.
IN WITNESS WHEREOF, each of the undersigned has hereunto set his or her hand effective this 19th day of July, 2021.

/s/ Gary D. Blackford	Chairman of the Board
Gary D. Blackford
/s/ John P. Byrnes	Director
John P. Byrnes
/s/ Heidi Kunz	Director
Heidi Kunz
/s/ Patrick J. O'Leary	Director
Patrick J. O'Leary
/s/ Maria Sainz	Director
Maria Sainz
/s/ Dr. Julie Shimer	Director
Dr. Julie Shimer